EXHIBIT 99.2
TABLE 1
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED NET INCOME
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	For the Three Months Ended						For the Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2018	2018	2018	2019	2018

Net income attributed to Vector Group Ltd.	$39,307	$14,953	$21,074	$12,002	$17,818	$7,211	$54,260	$25,029

Change in fair value of derivatives embedded within convertible debt	(3,788)	(10,349)	(13,700)	(10,005)	(10,717)	(10,567)	(14,137)	(21,284)
Non-cash amortization of debt discount on convertible debt	5,447	8,525	25,173	22,871	20,386	18,193	13,972	38,579
Loss on extinguishment of debt	—	—	4,066	—	—	—	—	—
Litigation settlement and judgment expense (income) (a)	655	—	160	—	525	(2,469)	655	(1,944)
Impact of MSA Settlement (b)	—	—	—	—	(2,808)	(3,490)	—	(6,298)
Impact of net interest expense capitalized to real estate ventures	3,006	(930)	(472)	(596)	4,324	(1,953)	2,076	2,371
Douglas Elliman Realty, LLC purchase accounting adjustments (c)	—	—	265	385	380	375	—	755
Adjustment to reflect additional 29.41% of net income from Douglas Elliman Realty, LLC (d)	—	—	(758)	2,931	1,737	(2,381)	—	(644)
Total adjustments	5,320	(2,754)	14,734	15,586	13,827	(2,292)	2,566	11,535

Tax (expense) benefit related to adjustments	(1,467)	763	(4,046)	(4,459)	(3,868)	655	(705)	(3,213)
Adjusted Net Income attributed to Vector Group Ltd.	$43,160	$12,962	$31,762	$23,129	$27,777	$5,574	$56,121	$33,351

Per diluted common share:

Adjusted Net Income applicable to common shares attributed to Vector Group Ltd.	$0.28	$0.07	$0.20	$0.15	$0.18	$0.03	$0.36	$0.20

a.
Represents accruals for settlements of judgment expenses in the Engle progeny tobacco litigation and proceeds received from a litigation award at Douglas Elliman Realty, LLC, net of non-controlling interest.

b.	Represents the Company’s tobacco segment’s settlement of a long-standing dispute related to the Master Settlement Agreement.

c.
Represents 100% of purchase accounting adjustments in the periods presented for assets acquired in connection with the accounting for the Company’s acquisition of the 20.59% of Douglas Elliman Realty, LLC on December 31, 2013.

d.	Represents 29.41% of Douglas Elliman Realty LLC's net income in the respective periods. On December 31, 2018, the Company increased its ownership of Douglas Elliman Realty, LLC from 70.59% to 100%.

TABLE 2
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED NET INCOME
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2018	2017	2016	2015	2014

Net income attributed to Vector Group Ltd.	$58,105	$84,572	$71,127	$59,198	$36,856

Acceleration of interest expense related to debt conversion	—	—	—	—	5,205
Change in fair value of derivatives embedded within convertible debt	(44,989)	(35,919)	(31,710)	(24,455)	(19,409)
Non-cash amortization of debt discount on convertible debt	86,623	56,787	38,528	27,211	51,472
Loss on extinguishment of debt	4,066	34,110	—	—	—
Litigation settlement and judgment (income) expense (a)	(1,784)	6,591	20,000	20,072	2,475
Impact of net interest expense capitalized to real estate ventures	1,303	(6,385)	(11,433)	(9,928)	—
Impact of MSA Settlement (b)	(6,298)	(2,721)	247	(4,364)	(1,419)
Restructuring charges (c)	—	—	41	7,257	—
Douglas Elliman Realty, LLC purchase accounting adjustments (d)	1,405	(1,133)	7,164	7,512	8,527
Out-of-period adjustment related to Douglas Elliman Realty, LLC acquisition in 2013 (e)	—	—	—	—	(1,231)
Adjustment to reflect additional 29.41% of net income from Douglas Elliman Realty, LLC (f)	1,529	6,281	6,196	6,518	11,298
Total adjustments	41,855	57,611	29,033	29,823	56,918

Tax expense related to adjustments	(11,718)	(23,592)	(10,932)	(11,490)	(23,536)
One-time adjustment to income tax expense due to purchase accounting (g)	—	—	—	—	1,670
Tax benefit from Tax Cuts and Jobs Act of 2017 (h)	—	(28,845)	—	—	—
Adjusted Net Income attributed to Vector Group Ltd.	$88,242	$89,746	$89,228	$77,531	$71,908

Per diluted common share:

Adjusted Net Income applicable to common shares attributed to Vector Group Ltd.	$0.55	$0.57	$0.60	$0.53	$0.53

a.
Represents accruals for settlements of judgment expenses in the Engle progeny tobacco litigation and proceeds received from a litigation award at Douglas Elliman Realty, LLC, net of non-controlling interest.

b.	Represents the Company's tobacco segment's settlement of a long-standing dispute related to the Master Settlement Agreement.

c.	Includes pension charges that were reclassified to “Other, net” as a result of the adoption of ASU 2017-07 during the first quarter of 2018.

d.
Represents 100% of purchase accounting adjustments in the periods presented for assets acquired in connection with the Company’s acquisition of the 20.59% of Douglas Elliman Realty, LLC on December 31, 2013.

e.
Represents an out-of-period adjustment related to a non-accrual of a receivable from Douglas Elliman Realty, LLC in the fourth quarter of 2013 and would have increased the Company’s gain on acquisition of Douglas Elliman in 2013.

f.	Represents 29.41% of Douglas Elliman Realty, LLC's net income in the respective periods. On December 31, 2018, the Company increased its ownership of Douglas Elliman Realty, LLC from 70.59% to 100%.

g.
Represents adjustments to income tax expense due to a change in the Company's marginal income tax rate from 40.6% to 41.35% as a result of its acquisition of 20.59% of Douglas Elliman Realty, LLC on December 13, 2013.

h.	Represents one-time benefit from change in tax rates to net deferred tax liabilities at December 31, 2017 as a result of Tax Cuts and Jobs Act of 2017.